                                  EXHIBIT 12.1


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
                                                              Year Ended December 31,
                                                              -----------------------
                                                      1995     1996     1997     1998     1999
                                                      -----   ------   ------   ------   ------
Earnings:
    Income from continuing operations
      before provision for income taxes               3,058    8,409   18,984   29,810   31,356
    Interest expense                                  3,609    4,759    4,664    7,150   16,773
    Interest component of rent expense                   87      119      227      367      995
    Amortization of previously capitalized interest      --      497      520    1,008    1,212
                                                      -----   ------   ------   ------   ------
Earnings                                              6,754   13,784   24,395   38,335   50,336
                                                      =====   ======   ======   ======   ======

Fixed Charges:
    Interest expense                                  3,609    4,759    4,664    7,150   16,773
    Interest capitalized                                516      711      823    2,662    2,748
    Interest component of rent expense                   87      119      227      367      995
                                                      -----   ------   ------   ------   ------
Fixed Charges                                         4,212    5,589    5,714   10,179   20,516
                                                      =====   ======   ======   ======   ======

Ratio of earnings to fixed charges                      1.6      2.5      4.3      3.8      2.5
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